FORM 5

               UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                  ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

     Filed  pursuant to Section  16(a) of the  Securities  Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940.

     [ ] Check box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

     [ ]  Form 3 Holdings reported.

     [ ]  Form 4 Transactions Reported

_______________________________________________________________________________


1.   NAME AND ADDRESS OF REPORTING PERSON:

      Falgoust                Serena                  Jane
      -----------------------------------------------------------------
      (Last)                  (First)                 (Middle)

      1620 North 1250 West
      -----------------------------------------------------------------
      (Address)

      Provo                   UT                      84604
      -----------------------------------------------------------------
      (City)                  (State)                 (Zip)

_______________________________________________________________________________


2.          ISSUER NAME AND TICKER OR TRADING SYMBOL

            Interwest Home Medical, Inc. - IWHM

_______________________________________________________________________________


3.          IRS OR SOCIAL SECURITY NUMBER OF REPORTING PERSON (Voluntary)



_______________________________________________________________________________

_______________________________________________________________________________

4.        Statement for Month/Year

          December, 2000

_______________________________________________________________________________

5.        If Amendment, Date of Original (Month/Year)


_______________________________________________________________________________

6.       Relationship of Reporting Person(s) to Issuer - Check all applicable

            _____ Director                _____ 10% Owner
            __X__ Officer (give title     _____ Other (specify below)
                           below)

_______________________________________________________________________________

7.       Individual or Joint/Group Filing

            __X__  Form filed by One Reporting Person
            _____  Form filed by More than One Reporting Persons


===============================================================================

TABLE 1 - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED

_______________________________________________________________________________

1.       Title of Security (Instr. 3)

               Interwest Home Medical, Inc. - Common Stock
_______________________________________________________________________________

2        Transaction Date - (Month/Day/Year)

               February, 1995
_______________________________________________________________________________

3.       Transaction Code - (Instr. 8)

               Code      V
               -------  -----
                P
_______________________________________________________________________________

4.       Secutities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

               Amount             (A) or (D)           Price
              --------           ------------        ---------
               4312                  A                 .40
_______________________________________________________________________________

5. Amount of Securities Beneficially Owned at End of Issuer's Fiscal Year (Instr. 3 & 4)

                     29,312

_______________________________________________________________________________

6.        Ownership Form - Direct (D) or Indirect (I) - (Instr. 4)

                           D

_______________________________________________________________________________

7.        Nature of Indirect Beneficial Ownership - (Instr. 4)

_______________________________________________________________________________

1.       Title of Security (Instr. 3)

               Interwest Home Medical, Inc. - Common Stock
_______________________________________________________________________________

2        Transaction Date - (Month/Day/Year)

               December, 1999
_______________________________________________________________________________

3.       Transaction Code - (Instr. 8)

               Code      V
               -------  -----
                G
_______________________________________________________________________________

4.       Secutities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

               Amount             (A) or (D)           Price
              --------           ------------        ---------
               4312                  D                 3.25
_______________________________________________________________________________

5. Amount of Securities Beneficially Owned at End of Issuer's Fiscal Year (Instr. 3 & 4)

          25,000

_______________________________________________________________________________

6.        Ownership Form - Direct (D) or Indirect (I) - (Instr. 4)

                D

_______________________________________________________________________________

7.        Nature of Indirect Beneficial Ownership - (Instr. 4)

_______________________________________________________________________________

1.       Title of Security (Instr. 3)

               Interwest Home Medical, Inc. - Common Stock
_______________________________________________________________________________

2        Transaction Date - (Month/Day/Year)

               May, 2000
_______________________________________________________________________________

3.       Transaction Code - (Instr. 8)

               Code      V
               -------  -----
                L
_______________________________________________________________________________

4.       Secutities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

               Amount             (A) or (D)           Price
              --------           ------------        ---------
               1640                  A                 3.91
_______________________________________________________________________________

5. Amount of Securities Beneficially Owned at End of Issuer's Fiscal Year (Instr. 3 & 4)

          26,640

_______________________________________________________________________________

6.        Ownership Form - Direct (D) or Indirect (I) - (Instr. 4)

                D

_______________________________________________________________________________

7.        Nature of Indirect Beneficial Ownership - (Instr. 4)

_______________________________________________________________________________

1.       Title of Security (Instr. 3)

               Interwest Home Medical, Inc. - Common Stock
_______________________________________________________________________________

2        Transaction Date - (Month/Day/Year)

               May, 2000
_______________________________________________________________________________

3.       Transaction Code - (Instr. 8)

               Code      V
               -------  -----
                G
_______________________________________________________________________________

4.       Secutities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

               Amount             (A) or (D)           Price
              --------           ------------        ---------
               1390                  D                6.00
_______________________________________________________________________________

5. Amount of Securities Beneficially Owned at End of Issuer's Fiscal Year (Instr. 3 & 4)

          25,250

_______________________________________________________________________________

6.        Ownership Form - Direct (D) or Indirect (I) - (Instr. 4)

                D

_______________________________________________________________________________

7.        Nature of Indirect Beneficial Ownership - (Instr. 4)

_______________________________________________________________________________

1.       Title of Security (Instr. 3)

               Interwest Home Medical, Inc. - Common Stock
_______________________________________________________________________________

2        Transaction Date - (Month/Day/Year)

               May, 2000
_______________________________________________________________________________

3.       Transaction Code - (Instr. 8)

               Code      V
               -------  -----
                G
_______________________________________________________________________________

4.       Secutities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

               Amount             (A) or (D)           Price
              --------           ------------        ---------
               250                  D                 6.00
_______________________________________________________________________________

5. Amount of Securities Beneficially Owned at End of Issuer's Fiscal Year (Instr. 3 & 4)

          25,000

_______________________________________________________________________________

6.        Ownership Form - Direct (D) or Indirect (I) - (Instr. 4)

                D

_______________________________________________________________________________

7.        Nature of Indirect Beneficial Ownership - (Instr. 4)

  TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
       (e.g. puts, calls, warrants, options, convertible securities)

_______________________________________________________________________________

1.   Title of Derivative Security - (Instr. 3)



_______________________________________________________________________________

2.   Conversion or Exervice Price of Derivative Security



_______________________________________________________________________________

3.   Transaction Date - (Momth/Day/Year)


_______________________________________________________________________________

4.   Transaction Code (Instr. 8)



_______________________________________________________________________________

5. Number of Derivative Securities Acquired (A) or Disposed of (D) (Instr.3, 4 & 5)

          (A)                 (D)
        -------             -------

_______________________________________________________________________________

6.   Date Exercisable and Expiration Date:  (Month/Day/Year)

          Date Exercisable              Expiration Date


______________________________________________________________________________

7.   Title and Amount of Underlying Securities - (Instr. 3 & 4)

          Title                    Amount or Number of Shares


_______________________________________________________________________________

8.   Price of Derivative Security (Instr. 5)


_______________________________________________________________________________

9.   Number of Derivative Securities Beneficially Owned at End of Year
     (Instr. 4)


_______________________________________________________________________________

10.  Ownership Form of Derivative Security; Direct (D) or Indirect (I) -
     (Instr. 4)


_______________________________________________________________________________

11.  Nature of Indirect Beneficial Onwerhsip (Instr. 4)


_______________________________________________________________________________

Explanation of Responses:




     ** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

     Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.


Date: December 31, 2000           /s/ Serena Falgoust
                              --------------------------------
                              **Signature of Reporting Person